MAYNARD OIL COMPANY

                                  Press Release


FOR IMMEDIATE                                   For further information contact:
RELEASE                                         Glenn R. Moore
                                                President
                                                Maynard Oil Company
                                                8080 North Central Expressway
                                                Suite 660
                                                Dallas, Texas 75206
                                                (214) 891-8466

   Maynard Oil Company Reports Fourth-Quarter, Year-End 2001 Results; Maynard
               Oil to Continue Discussions with Interested Parties

         Dallas, Texas, April 1, 2002. Maynard Oil Company (Nasdaq: MOIL) today reported financial results for fourth-quarter and full-year 2001.

Fourth-Quarter 2001 Results
---------------------------

On revenues of $9,598,574, Maynard Oil recorded a net loss of ($2,527,274), or a loss of ($.51) per share. By comparison, in the fourth quarter of 2000, net income totaled $4,402,754, or $.90 per share, on revenues of $16,049,373.

Results for the fourth quarter were negatively impacted by lower product pricing, higher lease operating expenses, and increased general and administrative expenses. Also lowering earnings for the quarter were two non-cash categories--higher depreciation and amortization expense and an impairment charge against proved oil and gas properties.

Full-Year 2001 Results
----------------------

Net income for 2001 totaled $7,953,823, or $1.63 per share compared with $14,103,093, or $2.89 per share, in 2000.

Maynard Oil Continues Discussions with Interested Parties
---------------------------------------------------------

         Maynard Oil continues its evaluation of strategic alternatives, including discussions regarding the possible acquisition of the Company's stock, although the proposals by potential acquirors involve a price to stockholders below the recent trading range for the Company's stock.

         The Company cautions that there can be no guarantee that it will enter into a transaction to sell Maynard Oil or any other transaction.


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         Maynard Oil is engaged in the exploration, development and production of oil and natural gas in the United States. The Company's common stock is traded over the counter under the Nasdaq symbol MOIL.

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         The foregoing are "forward-looking statements" which are based upon management's beliefs as well as on a number of assumptions concerning future events made by and information currently available to management. Readers are cautioned not to put undue reliance upon any forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside the Company's control, that could cause actual results to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please see Maynard Oil Company's filings with the Securities and Exchange Commission. Maynard Oil Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of Maynard Oil Company.